EXHIBIT 12.1

                                 XL CAPITAL LTD
                       RATIO OF EARNINGS TO FIXED CHARGES

        FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, 1999, 1998 AND 1997
                           (U.S. dollars in thousands)

                                                2001          2000          1999         1998          1997
                                              ----------------------------------------------------------------
Earnings:
   Pre-tax income from continuing
       operations .........................   $(833,916)     $376,734     $390,252      $636,670      $776,550
   Fixed charges ..........................      70,072        38,166       41,215        36,898        33,250
                                              ---------      --------     --------      --------      --------
   Distributed income of equity investees..       3,662         4,987        1,266        25,319        30,564
                                              ----------------------------------------------------------------
   Subtotal ...............................    (760,182)      419,887      432,733       698,887       840,364
   Less: Minority interest ................       2,113         1,093          220           749           308
                                              ----------------------------------------------------------------
Total earnings ............................    (762,295)      418,794      432,513       698,138       840,056
                                              ----------------------------------------------------------------

FIXED CHARGES:
   Interest costs .........................      65,350        32,147       37,378        33,444        29,622
   Rental expense at 30% (1) ..............       4,722         6,019        3,837         3,454         3,628
                                              ----------------------------------------------------------------
Total fixed charges .......................      70,072        38,166       41,215        36,898        33,250
                                              ----------------------------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES (2).....          --          11.0         10.5          18.9          25.3
                                              ================================================================

(1) 30% represents a reasonable approximation of the interest factor.

(2) For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by $832.4 million.